FOR IMMEDIATE RELEASE
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AMEX completes report on Espey

Saratoga Springs, NY; June 7, 2004- Espey Mfg. & Electronics Corp., (AMEX:ESP), announced today that the company had been informed by the American Stock Exchange ("AMEX") that its review of events relating to the Espey 2003 Annual Meeting of Shareholders held on November 13, 2003, had been completed and that, "no further action is warranted".

At the meeting, a vote was taken on a shareholder proposal that had not been included in the company's proxy materials sent to shareholders in advance of the meeting. Following the commencement of the AMEX review in January, Espey's Board of Directors retained special counsel to investigate whether any directors or officers of the company had engaged in misconduct in connection with the shareholder proposal. Special counsel subsequently reported to the Board of Directors that no such finding had been made.

At the Espey Board of Directors meeting held in April, corporate governance modifications were adopted, including the creation by the Board of a nominating committee comprised of independent directors and the implementation of corporate by-law amendments.

Espey's primary business is the development, design, and production of specialized military and industrial power supplies/electronic equipment. The Company's web site can be found on the Internet at www.espey.com.
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For further information, contact Mr. David O'Neil or Mr. Howard Pinsley at (518)
245-4400.

Certain statements in this press release are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company's current expectations or beliefs concerning future events. The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.